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ExpressJet Airlines, Inc. (IR)	ExpressJet 2Q 2010 Earnings Call

ExpressJet 2Q 2010 Earnings Call

ExpressJet Airlines, Inc. (IR)

27224253

Kristy Nicholas

August 11, 2010

9:00 am Central Time

Operator:	Welcome to the ExpressJet Second Quarter 2010 Earnings Call. My name is Sandra, and I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Ms. Kristy Nicholas. Ms. Nicholas, you may begin.

Kristy Nicholas:	Thank you, Sandra. Good morning, everyone, and thank you all for joining the ExpressJet Holdings Second Quarter Conference Call. On the call, we have Tom Hanley, President and Chief Executive Officer, and Phung Burns, Chief Financial Officer, to discuss the results and take questions.

This call does not constitute an operative sell or a solicitation of any offer to buy any securities or solicitation of any vote or approval. The transaction will be submitted to the stockholders of ExpressJet Holdings, Inc. for their approval. In connection with the transaction, ExpressJet will file a statement with the Securities and Exchange Commission. A definitive proxy statement will also be mailed to stockholders of ExpressJet. ExpressJet and SkyWest, Inc. also plan to file other documents with the SEC regarding the transaction.

Investors and security holders of ExpressJet are urged to read the proxy statement and other relevant documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information about ExpressJet and the transaction.

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ExpressJet Airlines, Inc. (IR)	ExpressJet 2Q 2010 Earnings Call

Investors and stockholders will be able to obtain free copies of the proxy statement and other documents containing important information about ExpressJet and SkyWest, Inc., once such documents are filed with the SEC, through the website maintained by the SEC at http www.sec.gov [sic]. Copies of the documents filed with the SEC by ExpressJet will be available free of charge on ExpressJet’s website at www.expressjet.com under the tab Investors or by contacting ExpressJet’s Investor Relations Department at 832-353-1409. Copies of the documents filed with the SEC by SkyWest, Inc. will be available free of charge on SkyWest, Inc.’s website at www.skywest.com under the tab Invest or by contacting SkyWest, Inc.’s Investor Relation Department at 435-634-3203. None of the information included on any website maintained by ExpressJet, SkyWest, Inc., or any of their affiliates, or any other Internet website linked to any such website, is incorporated by reference in or otherwise made a part of this communication.

ExpressJet, SkyWest, Inc., and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of ExpressJet in connection with the transaction. Information about the directors and executive officers of ExpressJet is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 2, 2010. Information about the directors and executive officers of SkyWest, Inc. is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on March 12, 2010. These documents can be obtained free of charge from the sources indicated previously. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, in the transaction will be contained in the proxy statement and other relevant materials to be filed with the SEC.

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ExpressJet Airlines, Inc. (IR)	ExpressJet 2Q 2010 Earnings Call

Portions of this call may contain forward-looking statements not limited to historical facts but reflecting our current beliefs, expectations, or intentions regarding future events. A number of factors could cause actual results to differ materially from those in the forward-looking statements. Additional information concerning risk factors that could affect our actual results is described in our SEC filings, including our 2009 10-K. During this call, certain non-GAAP financial disclosures may be made relating to our performance measures. In accordance with SEC rules, we will provide reconciliations to our most directly comparable GAAP financial measures on our website at www.expressjet.com.

Tom and Phung will cover the operating financial results for the quarter, then we will take questions.

Now, I’d like to introduce Tom Hanley.

Thomas M. Hanley:	Thank you, Krista. Good morning, everyone. This is Tom Hanley, and I appreciate you joining us this morning. My goal for today’s call are to review our results and to allow ample time for Q&A, since I’m sure there are many questions given our announcement last week.

Here’s the outline I intend to follow on today’s call: Our performance under the capacity purchase agreements with Continental and United, our progress on Operation: Green Light, and finally our expectations regarding information and timing of the acquisition by SkyWest, Inc.

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ExpressJet Airlines, Inc. (IR)	ExpressJet 2Q 2010 Earnings Call

I would like to start off by recognizing the hard work and dedication of our employees. Their commitment allowed the airline to fly approximately 18% more block hours than last year, expand the operation with United to 32 aircraft, and to continue operating one of the most reliable fleets in the regional industry.

Looking at our aircraft allocation, we flew eight fewer aircraft in the Continental Express operation. As you may recall, we executed an amendment to the Continental CPA at the end of 2009, which resulted in the reallocation of eight of our aircraft from the Continental CPA to our United Express operation. Reallocation of these eight aircraft provides ExpressJet with two growth opportunities through flying with United and higher utilization of the remaining Continental fleet.

During the quarter, our average utilization was improved to 9.12 hours with Continental and it was slightly higher than that, 9.78 hours per day, within the United Express operation. This higher utilization caused an increase to our partner flying revenue of 26.9% for the quarter ended June 30. This revenue is net of 1.4 million paid to Continental for utilization improvements and performance penalties.

Moving to the expense side, we spent about $1 million during the quarter to complete our startup of the United operation, which is $500,000 less than our forecast as of the end of Q1. We also saw some productivity improvements across our workforce, particularly in the maintenance arena. We expect to see these improvements to extend to our entire workforce as we now have the crew base open in O’Hare to support the United flying.

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ExpressJet Airlines, Inc. (IR)	ExpressJet 2Q 2010 Earnings Call

On our Operation: Green Light, we made measured progress since our announcement of the plan on June 7th. We will continue to pursue additional savings under the plan while we also work to close the transaction with SkyWest, Inc. And at this point, we intend to capture between 4- and 5 million in additional savings under the plan during the second half of this year.

On to our aircraft allocation. During the quarter, we operated 206 aircraft as Continental Express, 32 aircraft as United Express, and six aircraft within our corporate aviation or charter operation. Our expected fleet allocations through year-end will be the same as we are currently in discussions with United to extend the flying period of the ten short-term aircraft through pat of 2011, and we hope to have an agreement executed in the near future.

Before I turn the call over to Phung to provide some detail on our per share and balance sheet performance, I wanted to provide some brief remarks on the announcements we made last week regarding SkyWest, Inc. acquisition of ExpressJet. Last week, we announced that SkyWest and ExpressJet had signed a definitive merger agreement whereby SkyWest, Inc. will acquire all of the outstanding common shares of ExpressJet for $6.75 per share in cash subject to the conditions of the definitive merger agreement. Sky West, Inc. advised us that it is their intent that ExpressJet will be merged into the wholly-owned subsidiary, Atlantic Southeast Airlines, following the closing of the transaction and receipt of all of the required regulatory approvals. The transaction also requires approval of the ExpressJet shareholders. We express… We expect to file the proxy statement requesting the shareholders’ vote within the next 20 or so days, and it will contain details of a special meeting and outline the process the Board underwent to sign the definitive merger agreement. All other regulatory approval processes are currently on cost and, as stated in last Wednesday’s press release, we expect the transaction to close during the fourth quarter of 2010. Until the transaction closes, we will continue to operate as separate legal entities and we will stay focused on our commitment to providing safe and reliable air transportation and delivering ExpressJet quality service every day.

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ExpressJet Airlines, Inc. (IR)	ExpressJet 2Q 2010 Earnings Call

While l I know there are many questions about the transaction, many I can’t answer at this point because we simply don’t know the answer and we don’t want to speculate. We have provided… We will provide updates on the transaction as processes are completed and facts become known.

With that, I would now like to turn the call over to Phung to discuss our per share performance and the balance sheet of the second quarter.

Phung Ngo-Burns:	Thank you, Tom; and good morning, everyone. Before I go over our earnings results and the recent balance sheet activity, I too would like to express my gratitude to all my colleagues for their hard work and dedication.

Today, we reported a second quarter loss of 5 million, or $0.27 per diluted share, excluding special items primarily related to the noncash adjustments of deferred tax assets and impairment of fixed assets. Including special items, as described in our earnings release, ExpressJet’s block total 82.6 million, or $0.99 per diluted share for the second quarter. These results reflect an improvement in block hours and progress on our Operation: Green Light. However, despite these improvements, we expect to experience continued financial pressure due primarily to low Consumer Price Index revenue rate increase under the capacity for just agreement with Continental. On July 1, 2010, this rate increase was 0.76%. The remaining 6.1 million balance on Continental utilization incentive will also add pressure to our financial and the remaining amortization of the United warrant through April 2013.

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ExpressJet Airlines, Inc. (IR)	ExpressJet 2Q 2010 Earnings Call

Turning to the balance sheet, thus far in 2010, we strengthened the balance sheet through collecting 18.2 million in tax receivable, repurchasing and announcing redemptions for 18.6 million par value of our 11.25 convertible secure note, which are due in 2023, monetizing our remaining option rate securities and repaying the 5 million outstanding credit facility provided by Citigroup related to our option rate securities. We plan to file our second quarter 10-Q by the required date, and it will reflect the accounting for these items on our balance sheet. While we continue to work closely… While we continue to work on closing the transaction with SkyWest, we will remain committed to obtaining additional savings under our Operation: Green Light plan and continuing to improve our balance sheet.

In closing, I thank you for joining us on this call and will now turn the call back over to Tom.

Thomas M. Hanley:	Thanks, Phung. I would like to ask the operator if we have some questions, we can begin the Q&A session.

Operator:	Thank you. We will now begin the question-and-answer session. If you have a question, please press star then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. If you’re using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if you have a question, please press star then one on your touchtone phone. Standing by for questions.

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ExpressJet Airlines, Inc. (IR)	ExpressJet 2Q 2010 Earnings Call

The first question is from Helane Becker from Dahlman Rose. Please go ahead.

Helane Becker:	Okay, thank you very much, operator. Thanks for taking my question. Tom, I was wondering if you could just talk to some of the initiatives that you had put out there in Operation: Green Light back in June. You talked about things like crew productivity and maintenance productivity and savings and so on. Could you just talk to where you are in the second quarter/where we are in the third quarter relative to the goals that you set for yourself for the run rate for next year?

Thomas M. Hanley:	Well certainly we can. As we said, we have made some progress. I think it’s fair to say that a good chunk of the management time over the last few weeks and months have been dedicated, if you will, to evaluating and supporting, if you will, some of the evaluation of the SkyWest transaction. So we haven’t made quite as much progress as we would’ve liked, but I think we have made some solid progress in a couple of areas. One is the maintenance area we’ve seen some significant improvements and a little bit of the approach that we use on some of the unconditioned items as they would refer to as in the cabin area where historically we would basically change everything out. We’re now looking at seeing if we can refurbish some of that and still maintain the appearance that we are driving to maintain on the airplanes. We’re also doing some better sourcing within the maintenance area, which is extremely leveraged, and we’ve also seen some improvement in some of our contracts that we have on some of what we call our “power-by-the-hour,” our component support and those kinds of things, so we are making improvements there. We are seeing improvements in productivity. As the block hours have improved, we’re not seeing the number of bodies that historically would’ve maybe been added to the system, so we’re working a little bit smarter and I know everyone is working very hard. So we’re making some progress there. On the crew side, we’re seeing productivity improvements both in the May and the June year-over-year. I haven’t quite seen where July is, but we’ll get through that in the next couple of days here, and we’re constantly trying to figure out: How do we improve the utilization? As we said, our build out, if you will, of the United operation is now complete. We have our base established up there, so that will help us on our productivity on the crew side. It will also, now that we’ve got everybody in place for this particular round, our training is also slowing down slightly, and we’ll be more into just training for attrition. So I think we are making progress.

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ExpressJet Airlines, Inc. (IR)	ExpressJet 2Q 2010 Earnings Call

Helane Becker:	Oh that’s hugely helpful. Thank you very much.

Thomas M. Hanley:	Sure.

Helane Becker:	Just one other question with respect to the SkyWest transaction. Are there any provisions in the contract that would allow for a higher price for ExpressJet shareholders if the cash position on your balance sheet was greater than you expected or if your earnings between now and closing were higher than expected?

Thomas M. Hanley:	Well I think we clearly have filed. We filed our agreement, and I think I would refer you back to the agreement. It does have some discussion points on that, and I think that would probably hopefully answer the question.

Helane Becker:	Okay. Thank you very much. I appreciate the help.

Thomas M. Hanley:	Thank you.

Operator:	The next question is from Ross Margolies from Stelliam Investment. Please go ahead.

Ross Margolies:	Good morning. I have two questions. First, can you review the accounting and the actual Q2 impact of the United warrants? How much… What the actual quarterly charge was? And secondly, can you review a current timetable for the $40 million expected savings by year for— from Operation: Green Light? In other words, how much you expect of the 40 to get to by the end of this year, next year, and 2012?

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ExpressJet Airlines, Inc. (IR)	ExpressJet 2Q 2010 Earnings Call

Thomas M. Hanley:	Well, I’m going to take the second question first, and then I’ll turn it over to Phung for the accounting of the warrants. That’s well beyond my expertise. Operation: Green Light, as we said, we think that by in the second half of this year, we’ll have a run rate savings of about $4- to 5 million. We think that… We have every indication that the $40 million that we put into Operation: Green Light, as a standalone entity, is obtainable and that that run rate would be achieved sometime by 2012. Some of these things we’ll be changing a little bit. SkyWest, I think has got a series of their Operation: Green Light, if you will, as they plan, and I’ll ask you to get back to those guys for some color on that. But I think we’re solidly in a position where we can continue to move forward on some of our items that we can control. It gets a little bit tougher because some of the things that we were planning to do had a two- or three-year sort of agreement style, and those— some of those discussions obviously are slowed down by the pending transaction. So I’ll turn it over…

Ross Margolies:	(Inaudible)…

Thomas M. Hanley:	Sure.

Ross Margolies:	Can I just (inaudible) to follow-up on that then…

Thomas M. Hanley:	Sure.

Ross Margolies:	…because what I’m trying to do is… I understand that it’s not going to happen the way it was originally planned because of the merger. But in terms of what it should, can you review what the original timetable would’ve been? And I understand that that might also change, for instance, if the merger didn’t go through for regulatory or other reasons. What were the original timetables…

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ExpressJet Airlines, Inc. (IR)	ExpressJet 2Q 2010 Earnings Call

Thomas M. Hanley:	Sure.

Ross Margolies:	…(inaudible) benchmark true value?

Thomas M. Hanley:	I mean our original timeframe, because was a run rate savings of about $40 million effective, if you will, in the 2012 timeframe, and some of those would phase in early or some of those would phase in probably on New Year’s Eve of 2011. So that was our expectation.

Ross Margolies:	(Inaudible) 4- to 5 million would be this year, and then how much next year and how much in 2012 under the original expectations?

Thomas M. Hanley:	Well I think the only part we have vision of right now is what we’ve put into the— what we’ve already discussed, about 4- to 5 million this year. Obviously we’re continuing to work the issue, and I think in later calls we’ll provide you an update.

Ross Margolies:	Okay, thank you.

Phung Ngo-Burns:	This is Phung. On the accounting for the United warrant, the total is about 12 million, and it is reflected on our balance sheet. So when we file our 10-Q later on this week or first part of next week by the required due date, you will have the details of that. But for second quarter of 2010, the amortization of that warrant was about a million dollars.

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ExpressJet Airlines, Inc. (IR)	ExpressJet 2Q 2010 Earnings Call

Ross Margolies:	And is it straight line over the life of the contract allocated to it or is there a mark to market component because of the warrant and the derivative?

Phung Ngo-Burns:	It’s straight line. Basically it was determined at the point the warrants were granted.

Ross Margolies:	Thank you.

Thomas M. Hanley:	Thanks, Ross.

Operator:	As a reminder, if you would like to ask a question, please press star then one on your touchtone phone. Standing by for questions. At this time, we have no further questions.

Thomas M. Hanley:	Okay. Well I appreciate everybody taking the time, and I know there’ll be more releases as we go forward as we get better definition of progress that we’re making by way of the transaction and as events here at ExpressJet continue to develop. So thank you for the time. Bye-bye.

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ExpressJet Airlines, Inc. (IR)	ExpressJet 2Q 2010 Earnings Call

Operator:	Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

Please Note:	* Proper names/organizations spelling not verified.
[sic] Verbatim, might need confirmation.
— Indicates hesitation, faltering speech, or stammering.

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